Pope Resources Closes $180 Million Timber Fund

POULSBO, Wash., July 31, 2012 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) announced today that its subsidiary, Olympic Resource Management LLC (ORMLLC), has closed ORM Timber Fund III, a private equity timber fund with $180 million of committed capital, $9 million of which will be co-invested by Pope Resources. ORMLLC is actively looking for timberland properties to acquire on behalf of the fund, which will invest in commercial timberlands in the Pacific Northwest region of the U.S.

"In 2005 with the advent of our first timber fund, we began executing on this strategy of matching our own capital with that of third-parties interested in investing alongside an experienced Pacific Northwest timberland owner," said David L. Nunes, President and CEO. "We now have $171 million of timberland assets under management in our first two funds and the closing of this third fund represents yet another significant step forward in the execution of our private equity timber fund strategy. Through our co-investment we have been able to spread our capital over a larger timberland portfolio than we could acquire on our own which has led to increasing economies of scale and serves to reduce the cost of managing the Partnership's existing tree farms while simultaneously generating fees from management of fund assets."

About Pope Resources
Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate three timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in the U.S. Pacific Northwest. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, +1-360-697-6626, Fax, +1-360-697-1156